Exhibit 10.1

ACQUISITION AGREEMENT

Between:

MINGZHU LOGISTICS HOLDINGS, LTD;

and

OXYLUS GLOBAL INC.

Dated as of May 31, 2024

Table of Contents

RECITALS	1
Section 1. Definitions and Interpretative Provisions	1
1.1 Definitions	1
1.2 Other Definitional and Interpretative Provisions	9
Section 2. Description of Transaction	9
2.1 The Acquisition	9
2.2 Closing; Effective Time	9
2.3 Organizational Documents; Directors and Officers	10
2.4 Exchange of Company Securities	10
2.5 [Reserved]	10
2.6 [Reserved]	10
2.7 Calculation of Net Cash and Company Valuation	10
2.8 Further Action	11
2.9 Withholding	11
Section 3. Representations and Warranties of the Company	11
3.1 Due Organization; Subsidiaries	11
3.2 Organizational Documents	11
3.3 Authority; Binding Nature of Agreement	11
3.4 Vote Required	11
3.5 Non-Contravention; Consents	12
3.6 Capitalization	12
3.7 Financial Statements	13
3.8 Absence of Changes	13
3.9 Absence of Undisclosed Liabilities	13
3.10 Title to Assets	13
3.11 Real Property; Leasehold	13
3.12 [Reserved.]	13
3.13 Agreements, Contracts and Commitments	14
3.14 Compliance; Permits; Restrictions	15
3.15 Legal Proceedings; Orders	16
3.16 Tax Matters	16
3.17 Environmental Matters	17
3.18 Insurance	17
3.19 No Financial Advisors	17
3.20 Transactions with Affiliates	17
3.21 Privacy and Data Security	18
3.22 Ownership of Parent Capital Stock	18
3.23 No Other Representations or Warranties	18
Section 4. Representations and Warranties of Parent	18
4.1 Corporate Organization	18
4.2 Memorandum and Articles of Association	19
4.3 Capitalization	19
4.4 Authority Relative to Transaction Documents; Fairness	20
4.5 No Conflict; Required Filings and Consents	20
4.6 Permits; Compliance with Laws	21
4.7 SEC Filings; Financial Statements	22
4.8 Absence of Certain Changes or Events	22
4.9 Absence of Litigation	22
4.10 Employee Benefit Plans	23
4.11 Labor and Employment Matters	23
4.12 Real Property; Title to Assets	24
4.13 Intellectual Property	24
4.14 Taxes	25
4.15 No Secured Creditors	26
4.16 Parent Material Contracts	26
4.17 Environmental Matters	26
4.18 Insurance	26
4.19 Brokers	27
4.20 Solvency	27
4.21 Independent Investigation	27
4.22 Non-Reliance on Company Estimates	27
4.23 No Additional Representations	27

i

Section 5. Certain Covenants of the Parties	28
5.1 Operation of Parent’s Business	28
5.2 Operation of the Company’s Business	29
5.3 Access and Investigation	30
5.4 No Solicitation	31
5.5 Notification of Certain Matters	32
Section 6. Additional Agreements of the Parties	32
6.1 Trading Value	32
6.2 [Reserved]	32
6.3 Parent Stockholder Meeting	32
6.4 Efforts; Regulatory Approvals	34
6.5 [Reserved]	34
6.6 Employee Benefits	34
6.7 Indemnification of Officers and Directors	35
6.8 Disclosure	36
6.9 Listing	36
6.10 Tax Matters	37
6.11 Legends	37
6.12 [Reserved]	37
6.13 Termination of Certain Agreements and Rights	37
6.14 [Reserved]	37
6.15 Allocation Information	37
6.16 Parent SEC Documents	37
6.17 [Reserved]	37
6.18 Parent Pre-Closing Dividend	37
6.19 Parent Re-Domestication	37
6.20 Pre-Closing Financing	38
6.21 Intellectual Property	38
Section 7. Conditions Precedent to Obligations of Each Party	38
7.1 Due diligence	38
7.2 Regulatory Approval	38
7.3 No Restraints	38
7.4 Stockholder Approval	38
7.5 Listing	38
Section 8. Additional Conditions Precedent to Obligations of Parent.	38
8.1 Accuracy of Representations	38
8.2 Performance of Covenants	38
8.3 Documents	38
8.4 No Company Material Adverse Effect	39
Section 9. Additional Conditions Precedent to Obligation of the Company	39
9.1 Accuracy of Representations	39
9.2 Performance of Covenants	39
9.3 Documents	39
9.4 No Parent Material Adverse Effect	39
9.5 Nasdaq Listing Application	39
Section 10. Termination	39
10.1 Termination	39
10.2 Effect of Termination	41
10.3 Expenses; Termination Fees	41
Section 11. Miscellaneous Provisions	42
11.1 Non-Survival of Representations and Warranties	42
11.2 Amendment	42
11.3 Waiver	42
11.4 Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile	42
11.5 Applicable Law; Jurisdiction	43
11.6 Assignability	43
11.7 Notices	43
11.8 Cooperation	43
11.9 Severability	44
11.10 Other Remedies; Specific Performance	44
11.11 No Third-Party Beneficiaries	44

ii

AGREEMENT AND PLAN OF ACQUISITION

THIS AGREEMENT (this “Agreement”) is made and entered into as of May 31, 2024, by and between MingZhu Logistics Holdings LTD., a Cayman Islands Limited Company (“Parent”), and Oxylus Global Inc., a British Virgin Islands Limited Company (the “Company”). Certain capitalized terms used in this Agreement are defined Section 1.

RECITALS

A. The Parent and the Company intend to effect an acquisition of the Company by the Parent (the “Acquisition”) in accordance with this Agreement. Upon consummation of the Acquisition, the Company shall become a wholly owned subsidiary of the Parent.

B. The Company is committed to acquire, including but not limited to, technology and intellectual properties including satellite-based communication and IoT infrastructure, big data and artificial intelligence powered laser communications platform, physical internet platform, industrial financial platform, and technology and energy metal exchange, which are expected to be globally leading technologies comparable to industrial leading standards that can be adopted to transform traditional logistics framework into a high-performance satellite and AI based services including intelligent logistics network, precious metal exchange and securitization enabling fintech service.

C. The Parent Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Parent Capital Stock to the stockholders of the Company pursuant to the terms of this Agreement and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to approve this Agreement and thereby approve the Contemplated Transactions, including the issuance of shares of Parent Capital Stock to the stockholders of the Company pursuant to the terms of this Agreement, and, if deemed necessary by the Parties, an amendment to Parent’s articles of associations to effect the Nasdaq Reverse Split if not already effected.

D. The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1. Definitions and Interpretative Provisions.

1.1 Definitions.

(a) For purposes of this Agreement (including this Section 1):

“Acquisition Transaction” means any transaction or series of related transactions involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries or (ii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries, or issues securities convertible into more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

“Affiliate” shall have the meaning given to such term in Rule 145 under the Securities Act.

“Anticipated Closing Date” means the anticipated Closing Date, as agreed upon by Parent and the Company.

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Associate” means any current employee, independent contractor, officer or director of the Company or any of its Subsidiaries.

“Company Board” means the board of directors of the Company.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the common stock, $1 par value per share, of the Company.

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a Party, (b) by which the Company or any of its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

“Company Employee Plan” means any Employee Plan that the Company or any of its Subsidiaries (i) sponsors, maintains, administers, or contributes to, or (ii) provides benefits under or through, or (iii) has any obligation to contribute to or provide benefits under or through, or (iv) may reasonably be expected to have any Liability, or (v) utilizes to provide benefits to or otherwise cover any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries (or their spouses, dependents, or beneficiaries).

“Company IP Rights” means all Intellectual Property rights that are owned or purported to be owned by, assigned to, exclusively licensed to, or controlled by the Company or its Subsidiaries that are necessary for, or used or held for use in, the operation of the business of the Company and its Subsidiaries as presently conducted.

“Company IP Rights Agreement” means any Contract governing, related to or pertaining to any Company IP Rights other than any confidential information provided under confidentiality agreements.

“Company Key Employee” means any executive officer of the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) the announcement of this Agreement or the pendency of the Contemplated Transactions, (b) the taking of any action, or the failure to take any action, by the Company that is required to comply with the terms of this Agreement, (c) any natural disaster, calamity or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (d) any change in applicable GAAP or applicable Law or the interpretation thereof, (e) general economic or political conditions or conditions generally affecting the industries in which the Company and its Subsidiaries operate or (f) any change in the cash position of the Company and its Subsidiaries which results from operations in the Ordinary Course of Business; except in each case with respect to clauses (c), (d) and (e), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.

“Company Acquisition Shares” means the quotient determined by dividing (i) the Company Valuation by (ii) Parent Closing Price, in which:

●	“Company Outstanding Shares” means, without duplication, the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time, expressed on a fully diluted and as-converted-to-Company Common Stock basis assuming, without limitation or duplication the exercise of all Company Options or other rights or commitments to receive shares of Company Common Stock or Company Preferred Stock (or securities convertible or exercisable into shares of Company Common Stock or Company Preferred Stock, including the Company Notes), whether conditional or unconditional, that are outstanding as of immediately prior to the Effective Time.

●	“Company Valuation” means US$5 billion, subject to the Company Valuation Dispute Notice pursuant to Section 2.7(b).

●	“Exchange Ratio” means the ratio (rounded to four decimal places) equal to the quotient obtained by dividing (i) the Company Acquisition Shares by (ii) the Company Outstanding Shares.

●	“Parent Closing Price” means the volume weighted average closing trading price of a share of Parent Common Stock on Nasdaq for the five (5) consecutive trading days ending three (3) trading days immediately prior to the Closing Date as reported by Bloomberg L.P.

●	“Parent Outstanding Shares” means, without duplication, (including, without limitation, the effects of the Nasdaq Reverse Split, if completed) the total number of shares of Parent Common Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted basis, and assuming, without limitation or duplication, the issuance of shares of Parent Common Stock in respect of all Parent Options, warrants or other rights or commitments to receive shares of Parent Common Stock or Parent Preferred Stock (or securities convertible or exercisable into shares of Parent Common Stock or Parent Preferred Stock).

●	“Parent Valuation” means the product determined by multiplying (i) Parent Closing Price and (ii) the number of Parent Outstanding Shares immediately prior to the Closing Date.

●	“Post-Closing Parent Shares” mean the sum of (i) the Parent Outstanding Shares and (ii) the Company Acquisition Shares.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Acquisition.

“Contract” means, with respect to any Person, any written agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“Effect” means any effect, change, event, circumstance, or development.

“Employee Plan” means (A) an “employee benefit plan” within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) other plan, program, policy or arrangement providing for stock options, stock purchases, equity-based compensation, bonuses (including any annual bonuses and retention bonuses) or other incentives, severance pay, deferred compensation, employment, compensation, change in control or transaction bonuses, supplemental, vacation, retirement benefits (including post-retirement health and welfare benefits), pension benefits, profit-sharing benefits, fringe benefits, life insurance benefits, perquisites, health benefits, medical benefits, dental benefits, vision benefits, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) all other plans, programs, policies or arrangements providing compensation to employees, consultants and non-employee directors.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, exclusive license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any nonprofit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, supra-national or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority) or (d) self-regulatory organization (including, without limitation, Nasdaq).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, approval, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law or (b) right under any Contract with any Governmental Authority.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“HSR Act” means the U.S. Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means: (a) United States, foreign and international patents, patent applications, including all provisionals, non-provisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations, term extensions, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions (collectively, “Patents”), (b) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof and goodwill associated therewith, (c) copyrights, including registrations and applications for registration thereof, (d) software, including all source code, object code and related documentation, (e) formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not, and (f) all United States and foreign rights arising under or associated with any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, (i) with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities, (ii) with respect Parent, the Knowledge of the individuals listed on Schedule A of the Parent Disclosure Letter as of the date of such knowledge is imputed and (iii) with respect to any Person that is an Entity (other than Parent) the Knowledge of any executive officer of such Person as of the date such knowledge is imputed. With respect to any matters relating to Intellectual Property, such awareness or reasonable expectation to have knowledge does not require any such individual to conduct or have conducted or obtain or have obtained any freedom to operate opinions of counsel or any Intellectual Property rights clearance searches.

“Law” means any federal, state, national, supra-national, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before any court or other Governmental Authority or any arbitrator or arbitration panel.

“Nasdaq Reverse Split” means a reverse stock split of all outstanding shares of Parent Common Stock effected by Parent for the purpose of maintaining compliance with Nasdaq listing standards.

“Nasdaq” means The Nasdaq Stock Market.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of (that is binding on a Party), or any plea agreement, corporate integrity agreement, resolution agreement or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or Governmental Authority.

“Ordinary Course of Business” means, in the case of each of the Company and Parent, such actions taken in the ordinary course of its business and consistent with its past practice or, with respect to the Company, the customary practices of a recently formed company at a similar stage of development.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Parent Associate” means any current employee, independent contractor, officer or director of Parent or any of its Subsidiaries.

“Parent Balance Sheet” means the audited balance sheet of Parent as of December 31, 2023, included in Parent’s Report on Form 20-F for the year ended December 31, 2023, as filed with the SEC.

“Parent Board” means the board of directors of Parent.

“Parent Capital Stock” means the Parent Common Stock and the Parent Preferred Stock.

“Parent Common Stock” means the common stock, $0.001 par value per share, of Parent.

“Parent Contract” means any Contract: (a) to which Parent is a party, (b) by which Parent or any Parent IP Rights or any other asset of Parent is or may become bound or under which Parent has, or may become subject to, any obligation or (c) under which Parent has or may acquire any right or interest.

“Parent Employee Plan” means any Employee Plan that Parent or any of its Subsidiaries (i) sponsors, maintains, administers, or contributes to, or (ii) provides benefits under or through, or (iii) has any obligation to contribute to or provide benefits under or through, or (iv) may reasonably be expected to have any Liability, or (v) utilizes to provide benefits to or otherwise cover any current or former employee, officer, director or other service provider of Parent or any of its Subsidiaries (or their spouses, dependents, or beneficiaries).

“Parent Group Companies” means Parent and its Subsidiaries.

“Parent IP Rights Agreement” means any Contract governing, related or pertaining to any Parent IP Rights.

“Parent IP Rights” means all Intellectual Property owned, licensed or controlled by Parent that is necessary for, or used or held for use in, the operation of the business of Parent.

“Parent Key Employee” means (i) an executive officer of Parent; and (ii) any employee of Parent that reports directly to the Parent Board or to an executive officer of Parent.

“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Parent Material Adverse Effect: (a) the announcement of this Agreement or the pendency of the Contemplated Transactions, (b) any change in the stock price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Parent Common Stock may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (c) the taking of any action, or the failure to take any action, by Parent that is required to comply with the terms of this Agreement, (d) any natural disaster, calamity or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world, or any governmental or other response or reaction to any of the foregoing, (e) any change in GAAP or applicable Law or the interpretation thereof or (f) general economic or political conditions or conditions generally affecting the industries in which Parent or any of its Subsidiaries operates; except, in each case with respect to clauses (d), (e) and (f), to the extent materially and disproportionately affecting Parent or any of its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent or any of its Subsidiaries operates. Notwithstanding the above, a delisting of Parent Common Stock on Nasdaq shall constitute a Parent Material Adverse Effect, provided that the Company has not refused or unreasonably delayed its consent to reasonable actions by Parent to maintain the listing of Parent Common Stock on Nasdaq.

“Parent Options” means options or other rights to purchase shares of Parent Common Stock granted by Parent, including pursuant to any Parent Stock Plan.

“Parent Registered IP” means all Parent IP Rights that are owned or exclusively licensed by Parent that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Parent Restricted Stock Units” means any equity award with respect to Parent Common Stock that represents the right to receive in the future shares of Parent Common Stock pursuant to any Parent Stock Plan.

“Parent Triggering Event” shall be deemed to have occurred if, prior to the approval of this Agreement and the Contemplated Transactions by Parent’s stockholders and subject to Section 6.3(c): (a) Parent shall have failed to include in the Proxy Statement the Parent Board Recommendation, (b) the Parent Board or any committee thereof shall have made a Parent Board Adverse Recommendation Change or subject to Section 6.3(e), publicly proposed, endorsed or recommended any Acquisition Proposal or (c) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal.

“Party” or “Parties” means the Company and Parent.

“Permitted Encumbrance” means (a) any statutory liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith by the appropriate proceedings and for which adequate reserves have been made by the Company or the Parent Balance Sheet, as applicable, in accordance with GAAP, (b) minor non-monetary liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or Parent, as applicable, (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, (e) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies for amounts that are not yet due and payable and (f) liens arising under applicable securities Law.

“Person” means any individual, Entity or Governmental Authority.

“Personal Information” means any data or information that constitutes “personal information,” “personal data,” “personally identifiable information,” “protected health information,” or any analogous term under applicable Law, including any such information that identifies, relates to, describes, is linked to, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with any identified or identifiable individual or household.

“Privacy Laws” mean, collectively, (i) all Laws governing privacy, data protection, data security, trans-border data flow, data loss, data theft, breach notification, data localization, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, or the collection, handling, use, maintenance, storage, disclosure, transfer, or other processing of Personal Information, including any such legally binding requirements set forth in regulations and agreements containing consent orders published by regulatory authorities of competent jurisdiction such as the U.S. Federal Trade Commission, U.S. Federal Communications Commission, and state data protection authorities, including HIPAA, Section 5 of the Federal Trade Commission Act, the Telephone Consumer Protection Act and U.S. state consumer protection and data breach notification Laws, and (ii) any legally binding requirements of any self-regulatory organizations governing data privacy, data protection, data security, trans-border data flow, data loss, data theft, breach notification, data localization, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, or the collection, handling, use, maintenance, storage, disclosure, transfer, or other processing of Personal Information.

“Representatives” means with respect to a Person, such Person’s directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and other representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsequent Transaction” means any Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes).

“Subsidiary” means, with respect to an Entity, a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of this Agreement, (b) is on terms and conditions that the Parent Board or the Company Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by the other Party to this Agreement to amend the terms of this Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to Parent’s stockholders or the Company’s stockholders, as applicable, than the terms of the Contemplated Transactions, (c) is not subject to any financing conditions (and if financing is required, such financing is then fully committed to the third party) and (d) is reasonably capable of being completed on the terms proposed.

“Tax Return” means any return (including any information return), report, statement, declaration, claim or refund, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Authority (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Tax” means any U.S. federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, employment tax, unemployment tax, national health insurance tax, environmental tax, excise tax, ad valorem tax, transfer tax, conveyance tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, social security tax, customs duty, licenses tax, alternative or add-on minimum or other tax or similar charge, duty, levy, fee, tariff, impost, obligation or assessment in the nature of a tax (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, interest or additional amount imposed by a Governmental Authority with respect thereto (or attributable to the nonpayment thereof).

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Terms	Section
Agreement	Preamble
Allocation Certificate	6.15
Certifications	6.16
Closing Date	2.2
Closing	2.2
Company Material Contract	3.13(a)
Company Material Contracts	3.13(a)
Company Permits	3.14(b)
Company Real Estate Leases	3.11
Company Regulatory Permits	3.14(d)
Company Termination Fee	10.3(b)
Company Valuation Dispute Notice	2.7(c)
Company Valuation Schedule	2.7(a)
Company	Preamble
Costs	6.7(a)
D&O Indemnified Parties	6.7(a)
Dispute Notice	2.7(b)
End Date	10.1(b)
Effective Time	2.2
GAAP	1.2
HKIAC	11.5
Liability	3.9
Acquisition Consideration	2.4(a)(ii)
Acquisition	Recital
Nasdaq Fees	6.9
Nasdaq Listing Application	6.9
Ordinary Course Agreement	3.16(g)
Parent Board Adverse Recommendation Change	6.3(c)
Parent Board Recommendation	6.3(b)
Parent Charter Amendment	6.3(a)
Parent Disclosure Letter	1.2
Parent Intervening Event	6.3(c)
Parent Material Contract	4.16
Parent Material Contracts	4.16
Parent Notice Period	6.3(c)
Parent SEC Reports	4
Parent Stockholder Matters	6.3(a)
Parent Stockholder Meeting	6.3(a)
Parent	Preamble
Post-Closing Welfare Plan	6.6(b)
Pre-Closing Period	5.1(a)
Privacy Policies	3.21
Required Company Stockholder Vote	3.4
Required Parent Stockholder Vote	5.4
Response Date	2.7(b)
SEC Documents	6.16
Post-Acquisition Entity	2.1
Transaction Litigation	6.4(c)

1.2 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine gender. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. The Exhibits to this Agreement, the Parent Disclosure Letter (“Parent Disclosure Letter”) are integral parts of the interpretation of this Agreement. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with Generally Accepted Accounting Principle (“GAAP”) unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. The Parties agree that or Parent Disclosure Letter shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Section 3 or Section 4, respectively. The disclosures in any section or subsection of the Parent Disclosure Letter shall qualify other sections and subsections in Section 3 or Section 4, respectively, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The words “delivered” or “made available” mean, with respect to any documentation, that prior to 5:00 p.m. (New York City time) on the date that is the day prior to the date of this Agreement, a copy of such material has been (a) posted to and continuously made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party for the purposes of the Contemplated Transactions or (b) delivered by or on behalf of a Party or its Representatives to the other Party or its Representatives via electronic mail or in hard copy form prior to the execution of this Agreement.

Section 2. Description of Transaction

2.1 The Acquisition. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Parent shall acquire the Company and the Company shall become a wholly owned subsidiary of the Parent (the “Post-Acquisition Entity”).

2.2 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 10.1, and subject to the satisfaction or waiver of the conditions set forth in Section 6, Section 7 and Section 8, the consummation of the Acquisition (the “Closing”) shall take place remotely, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7, Section 8 and Section 9, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” The Acquisition shall become effective at the time of Closing (the time as of which the Acquisition becomes effective being referred to as the “Effective Time”).

2.3 Organizational Documents; Directors and Officers.

(a) At Effective Time:

(i) The articles of association of the Post-Acquisition Entity shall be amended and restated;

(ii) The bylaws of the Post-Acquisition Entity shall be identical to the bylaws of the Company as in effect immediately prior to the Effective Time, until thereafter amended; and

(iii) the directors and officers of the Post-Acquisition Entity shall remain unchanged as those of the Parent.

2.4 Exchange of Company Securities.

(a) At the Effective Time:

(i) any shares of Company Capital Stock held as treasury stock immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) each Company Outstanding Shares shall be delivered to the Parent in exchange of a number of newly issued shares of Parent Common Stock equal to the Exchange Ratio (collectively, the “Acquisition Consideration”).

2.5 [Reserved].

2.6 [Reserved].

2.7 Calculation of Net Cash and Company Valuation.

(a) No later than thirty (30) days from the date of this Agreement, the Company shall deliver to the Parent a schedule (the “Company Valuation Schedule”) setting forth, in reasonable detail, Company’s good faith estimated calculation of the Company Valuation. Company shall make available to the Parent (electronically to the greatest extent possible) as reasonably requested by the Parent, the work papers and back-up materials used or useful in preparing the Company Valuation Schedule and, if reasonably requested by the Parent, the Company’s internal finance personnel and its accountants and counsel at reasonable times and upon reasonable notice.

(b) No later than three (3) Business Days after the date of receipt of the Company Valuation Schedule (the last day of such period, the “Response Date”), the Parent shall have the right to dispute any part of the Company Valuation Schedule by delivering a written notice to that effect to Company (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to the Company Valuation Schedule and will be accompanied by reasonably detailed materials supporting the basis for such revisions.

(c) If, on or prior to the Response Date, the Parent notifies the Company in writing that it has no objections to the Company Valuation Schedule or, if on the Response Date, the Parent fails to deliver a Company Valuation Dispute Notice as provided in Section 2.7(b), then the Company Valuation as set forth in the Company Valuation Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Company Valuation for purposes of this Agreement.

(d) If the Parent delivers a Dispute Notice on or prior to the Response Date, then Representatives of Parent and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Company Valuation, which agreed upon the Company Valuation, shall be deemed to have been finally determined for purposes of this Agreement.

(e) [Reserved]

2.8 Further Action. If, at any time after the Effective Time, any further action is determined by the Post-Acquisition Entity to be necessary or desirable to carry out the purposes of this Agreement or to vest the Post-Acquisition Entity with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Post-Acquisition Entity shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of the Post-Acquisition Entity and otherwise) to take such action.

2.9 Withholding. Each of the Parent and the Post-Acquisition Entity shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld from such consideration under applicable Law; provided that the Parent and the Post-Acquisition Entity shall use commercially reasonable efforts to promptly notify such Persons of any intention to withhold any portion of such consideration and cooperate with such Persons to reduce or eliminate any such withholding to the extent permitted by applicable Law. To the extent such amounts are so deducted or withheld and remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. All payments made under this agreement that constitute compensation to employees for services for Tax purposes shall be made through the payroll of the Post-Acquisition Entity or Parent, as applicable.

Section 3. Representations and Warranties of the Company.

Concurrently with the execution of this Agreement, the Company represents and warrants to Parent as follows:

3.1 Due Organization; Subsidiaries.

(a) The Company is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound.

(b) The Company is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c) The Company has not agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2 Organizational Documents. The Company has delivered to Parent accurate and complete copies of the Organizational Documents of the Company. The Company is not in breach or violation of its Organizational Documents in any material respect.

3.3 Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Parent, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.4 Vote Required. The affirmative vote (or written consent) of the Company’s sole stockholder has been obtained in connection with the Contemplated Transactions (collectively, the “Required Company Stockholder Vote”).

3.5 Non-Contravention; Consents.

(a) Subject to obtaining the Required Company Stockholder Vote, compliance with any applicable requirements of the HSR Act (if applicable), neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order by which the Company, or any of the assets owned or used by the Company, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company, or any of the assets owned, leased or used by the Company;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Company Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract, (C) accelerate the maturity or performance of any Company Material Contract or (D) cancel, terminate or modify any term of any Company Material Contract, except in the case of any nonmaterial breach, default, penalty or modification; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for Permitted Encumbrances).

(b) Except for (i) the Required Company Stockholder Vote, (ii) compliance with any applicable requirements of the HSR Act (if applicable) and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, the Company was not, is not, nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c) No state takeover statute or similar Law applies or purports to apply to the Acquisition, this Agreement or any of the Contemplated Transactions.

3.6 Capitalization.

(a) The authorized share capital of the Company is US$1,800,000,000 divided into 1,800,000,000 ordinary shares of par value of US$1.00 per share.

(b)  There are no options, warrants, preemptive rights, conversion rights, redemption rights, share appreciation rights, repurchase rights, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character issued by the Company relating to the issued or unissued share capital of the Company or obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any Equity Securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of the Company and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as otherwise provided in this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company. The Company has not issued and does not have outstanding any bonds, debentures, notes or other obligations that provide the holders thereof with the right to vote (or are convertible into or exchangeable or exercisable for securities having the right to vote) on any matter on which the shareholders of the Company may vote.

3.7 Financial Statements.

(a) The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability of the Company’s assets, (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for the Company’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences. The Company maintains internal controls consistent with the practices of similarly situated private companies over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes.

(b) [Reserved].

(c) There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof. Neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

3.8 Absence of Changes. The Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect or (b) action, event or occurrence that would have required consent of the Parent pursuant to Section 5.2(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.9 Absence of Undisclosed Liabilities. Since the date of its incorporation, the Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (each a “Liability”), except for: (a) Liabilities previously disclosed, reflected or reserved against, (b) normal and recurring current Liabilities that have been incurred by the Company in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of Law), (c) Liabilities for performance of obligations of the Company under Company Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions, (e)  those Liabilities that are not material to the Company.

3.10 Title to Assets. The Company owns and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets and (b) all other tangible assets reflected in the books and records of the Company as being owned by the Company. All of such assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances.

3.11 Real Property; Leasehold. The Company does not own and has never owned any real property, nor is the Company party to any agreement to purchase or sell any real property. The Company has made available to Parent (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company and (b) copies of all leases under which any such real property is possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder by the Company or to the Company’s Knowledge, the other party thereto.

3.12 [Reserved.]

3.13 Agreements, Contracts and Commitments.

(a) the Company has identified to the Parent the following Company Contracts in effect as of the date of this Agreement (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i) each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(ii) each Company Contract containing (A) any covenant limiting the freedom of the Company or the Post-Acquisition Entity to engage in any line of business or compete with any Person, or limiting the development, manufacture or distribution of the Company’s products or services (B) any most-favored pricing arrangement, (C) any exclusivity provision or (D) any non-solicitation provision;

(iii) each Company Contract (A) pursuant to which any Person granted the Company an exclusive license under any Intellectual Property, or (B) pursuant to which the Company granted any Person an exclusive license under any Company IP Rights;

(iv) each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $1,000,000 pursuant to its express terms and not cancelable without penalty;

(v) each Company Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company, any of its Subsidiaries, or of a product;

(vi) each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, in each case, involving payments in excess of $1,000,000 after the date of this Agreement; (vii) each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $1,000,000 or creating any material Encumbrances with respect to any assets of the Company or any loans or debt obligations with officers or directors of the Company;

(viii) each Company Contract requiring payment by or to the Company after the date of this Agreement in excess of $1,000,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions), (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company, (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company or (D) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company, in each case, except for Company Contracts entered into in the Ordinary Course of Business;

(ix) each Company Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions and requiring payments by Company after the date in this Agreement in excess of $100,000 pursuant to its express terms;

(x) each Company Contract to which the Company is a party or by which any of its assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, the Company in excess of $1,000,000;

(xi) each Company Contract entered into in settlement of any Legal Proceeding or other dispute pursuant to which the Company or any of its Subsidiaries has outstanding obligations to pay consideration in excess of $1,000,000;

(xii) any other Company Contract that is not terminable at will (with no penalty or payment) by the Company, and (A) which involves payment or receipt by the Company after the date of this Agreement under any such agreement, contract or commitment of more than $1,000,000 in the aggregate, or obligations after the date of this Agreement in excess of $1,000,000 in the aggregate or (B) that is material to the business or operations of the Company taken as a whole; or

(xiii) Company Real Estate Leases.

(b) The Company has delivered or made available to Parent accurate and complete copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form. The Company has not, nor to the Company’s Knowledge, as of the date of this Agreement has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such a manner, and, if such Company Material Contract provides for a cure period, the Company or such other party fails to have cured such breach, violation or default, so that any other party or the Company, as the case may be, is permitted to modify, cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Company Material Adverse Effect. As to the Company, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

3.14 Compliance; Permits; Restrictions.

(a) The Company is, and has been in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order or other Legal Proceeding or action by any Governmental Authority is pending or, to the Knowledge of the Company, threatened against the Company. There is no agreement or Order binding upon the Company which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) To the Company’s Knowledge, it holds all required Governmental Authorizations for the operation of the business of the Company as currently conducted (the “Company Permits”).  The Company is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, substantially limit, suspend or materially modify any Company Permit. The rights and benefits of each Company Permit will be available to the Post-Acquisition Entity or its Subsidiaries, as applicable, immediately after the Second Effective Time on terms substantially identical to those enjoyed by the Company as of the date of this Agreement and immediately prior to the Effective Time.

(d) The Company holds all required Governmental Authorizations issuable by any Regulatory Authority necessary for the conduct of the business of the Company as currently conducted, and the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted, of any of its products or services (collectively, the “Company Regulatory Permits”) and no such Company Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. The Company has timely maintained and is in compliance in all material respects with the Company Regulatory Permits and has not received any written notice or correspondence or, to the Knowledge of the Company, other communication from any Drug/Device Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Company Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Company Regulatory Permit. The Company has made available to Parent all information requested by Parent in the Company’s possession or control relating to the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of the Company’s main products, including but not limited to complete copies of the following (to the extent there are any): (x) adverse event reports; preclinical, clinical and other study reports and material study data; inspection reports, notices of adverse findings, untitled letters, warning letters, filings and letters and other written correspondence to and from any Drug/Device Regulatory Agency; and meeting minutes with any Drug/Device Regulatory Agency and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority. All such information is accurate and complete in all material respects.

(e) All studies, pilot programs and tests conducted by or on behalf of, or sponsored by, the Company, or in which the Company or its current products or services have participated, were, and, if still pending, are being conducted in accordance in all material respects with standard industry procedures, in accordance in all material respects with the applicable protocols and in compliance in all material respects with applicable regulations The Company has not received any written notices, correspondence or other communications from any Regulatory Agency, Governmental Authority, institutional review board, ethics committee or safety monitoring committee requiring, or to the Knowledge of the Company threatening to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend any pilot programs or other projects conducted by or on behalf of, or sponsored by, the Company or in which the Company or its current products or products and services have participated.

(f) The Company is not, and to the Knowledge of the Company, no contract manufacturer with respect to any Company product or service, is the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of its business or products by any Regulatory Agency.

(g) All manufacturing operations conducted by, or to the Knowledge of the Company, for the benefit of the Company are being conducted in compliance in all material respects with applicable Laws.

3.15 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or any of its Subsidiaries or any Company Associate (in his or her capacity as such) or any of the material assets owned or used by the Company or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which the Company or any of its Subsidiaries, or any of the material assets owned or used by the Company or any of its Subsidiaries, is subject. To the Knowledge of the Company, no officer or Company Key Employee is subject to any Order that prohibits such officer or Company Key Employee from engaging in or continuing in any conduct, activity or practice relating to the Company or any of its Subsidiaries or any material assets owned or used by the Company or any of its Subsidiaries.

3.16 Tax Matters.

(a) The Company has timely filed (or caused to be timely filed) all income Tax Returns and all other material Tax Returns required to be filed by the Company under applicable Law (taking into account any applicable extensions). All such Tax Returns were true, correct and complete in all material respects. Subject to exceptions as would not be material, no claim has been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is subject to taxation by that jurisdiction.

(b) All material amounts of Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid (taking into account any applicable extensions).

(c) The Company has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or the third party.

(d) There are no Encumbrances for a material amount of Taxes (other Encumbrances described in clause (a) of the definition of “Permitted Encumbrances”) upon any of the assets of the Company.

(e) No deficiencies for a material amount of Taxes with respect to the Company have been claimed, proposed or assessed by any Governmental Authority in writing that have not been timely paid in full. There are no pending (or, based on written notice, threatened) material audits, assessments, examinations or other actions for or relating to any liability in respect of Taxes of the Company. The Company has not granted a waiver of any statute of limitations in respect of a material amount of Taxes or an extension of time with respect to a material Tax assessment or deficiency that, in each case, is currently in effect.

(f) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code in the last five (5) years.

(g) The Company is not a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary commercial Contracts entered into in the Ordinary Course of Business the primary purpose of which does not relate to Tax (an “Ordinary Course Agreement”).

(h) The Company has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is the Company). The Company has no Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or by Contract (other than an Ordinary Course Agreement).

3.17 Environmental Matters. The Company has complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Company Material Adverse Effect. The Company has not received any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company: (i) no current or prior owner of any property leased or controlled by the Company has received any written notice or other communication relating to property owned or leased at any time by the Company, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with or violated any Environmental Law relating to such property and (ii) the Company has no material liability under any Environmental Law. The Company has made available all environmental site assessments, environmental audits and other material environmental documents in the Company’s possession or control relating to the Company, including the Company’s business and current or former facilities.

3.18 Insurance. The Company has delivered to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect and the Company is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, the Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against the Company, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.

3.19 No Financial Advisors. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

3.20 Transactions with Affiliates.  The Company has identified to the Parent any material transactions or relationships between, on one hand, the Company and, on the other hand, any (a) executive officer or director of the Company or any of such executive officer’s or director’s immediate family members, (b) owner of more than 5% of the voting power of the outstanding Company Capital Stock or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in the case of each of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.21 Privacy and Data Security. The Company is and has at all times been in compliance with all applicable Privacy Laws and the applicable terms of any Company Contracts governing privacy, data protection, data security, trans-border data flow, data loss, data theft, or breach notification, data localization, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, with respect to, or the collection, handling, use, maintenance, storage, disclosure, transfer, or other processing of, Personal Information (including any such information of individuals, clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists that interact with the Company in connection with the operation of the Company’s business), except, in each case, for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, the Company (i) has implemented and maintains reasonable written policies and procedures that materially comply with applicable Privacy Laws and are designed to protect the privacy and security of Personal Information (the “Privacy Policies”) and (ii) has complied with such Privacy Policies, except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no Legal Proceeding has been asserted or threatened against the Company by any Person alleging a violation of Privacy Laws, Privacy Policies, or the applicable terms of any Company Contracts governing privacy, data protection, data security, trans-border data flow, data loss, data theft, or breach notification, data localization, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, with respect to, or the collection, handling, use, maintenance, storage, disclosure, transfer, or other processing of, Personal Information. To the Knowledge of the Company, there have been no data security incidents or data breaches or other adverse events or incidents that have resulted in any unauthorized access to, or collection, use, disclosure, modification or destruction of, Personal Information or other data in the possession or control of the Company or any service provider acting on behalf of the Company, in each case, where such incident, breach or event resulted in a notification obligation to any Person under applicable Law or pursuant to the terms of any Company Contract.

3.22 Ownership of Parent Capital Stock. None of the Company or any of their directors, officers, or Affiliates or, to the knowledge of the Company or any of its controlled Affiliates, any employees of the Company or any of its controlled Affiliates has owned any shares of Parent’s capital stock as of the date hereof.

3.23 No Other Representations or Warranties. The Company hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Parent nor any other person on behalf of Parent makes any express or implied representation or warranty with respect to Parent or with respect to any other information provided to the Company, any of its stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of Parent set forth in Section 4 (in each case as qualified and limited by the Parent Disclosure Letter)) none of the Company, or any of its Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

Section 4. Representations and Warranties of Parent.

Except as set forth in all forms, reports and other documents required to be filed with or furnished to the SEC by the Parent pursuant to the Securities Act and the Exchange Act (the “Parent SEC Reports”) filed or furnished prior to the date of this Agreement, the Parent hereby represents and warrants to the Company as of the date hereof and as of the Closing Date that:

4.1  Corporate Organization.

(a)  The Parent is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each of the Parent’s Subsidiaries is a legal entity duly organized or formed, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of the jurisdiction of its organization or formation, and each Parent Group Company has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted. Each Parent Group Company is duly qualified or licensed to do business, and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing), in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of its business makes such qualification or licensing necessary.

(b)  Other than the Parent Group Companies, there are no other corporations, associations, or other persons that are legal entities that are material to the business of the Parent Group Companies, taken as a whole, through which the Parent Group Companies conduct business and in which any Parent Group Company owns, of record or beneficially, any direct or indirect equity or other interest or right (contingent or otherwise) to acquire the same, and none of the Parent Group Companies is a participant in (nor is any part of their businesses conducted through) any joint venture, partnership or similar arrangement that is material to the business of the Parent Group Companies, taken as a whole.

4.2  Memorandum and Articles of Association. The Parent has heretofore made available to the Company complete and correct copies of the memorandum and articles of association of the Parent and each Subsidiary of the Parent, each as amended to date, and each as so delivered is in full force and effect. Such memorandum and articles of association or equivalent organizational documents are in full force and effect as of the date hereof. Neither the Parent nor any Subsidiary of the Parent is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents in any material respect.

4.3  Capitalization.

(a)  The authorized share capital of the Parent is US$50,000. Each Parent Option was duly authorized by all necessary corporate action, and such grant was made in compliance with the terms of the Parent Equity Incentive Plan and with all applicable Laws. All Shares subject to issuance under Parent Options, upon the vesting and/or settlement and issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(b)  Except for the Parent Options referred to in Section 4.03(a) and except as disclosed in the Parent SEC Reports, there are no options, warrants, preemptive rights, conversion rights, redemption rights, share appreciation rights, repurchase rights, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character issued by the Parent relating to the issued or unissued share capital of the Parent or obligating the Parent to issue, transfer or sell or cause to be issued, transferred or sold any Equity Securities of the Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of the Parent and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as otherwise provided in this Agreement or in connection with (A) the exercise of any Parent Options in accordance with the Parent Equity Incentive Plan, (B) the withholding of Parent securities to satisfy tax obligations with respect to Parent Options, (C) the acquisition by the Parent of its securities in connection with the forfeiture of Parent Options, or (D) the acquisition by the Parent of its securities in connection with the net exercise of Parent Options in accordance with the terms thereof, there are no outstanding contractual obligations of the Parent to repurchase, redeem or otherwise acquire any Equity Securities of the Parent. The Parent has not issued and does not have outstanding any bonds, debentures, notes or other obligations that provide the holders thereof with the right to vote (or are convertible into or exchangeable or exercisable for securities having the right to vote) on any matter on which the shareholders of the Parent may vote.

(c)  The Parent has furnished or otherwise made available to the Company prior to the date of this Agreement a true and correct capitalization table that sets forth the following information with respect to the Parent’s Equity Securities (including Parent Options) outstanding as of the date hereof: (i) the numbers and percentages of the Equity Securities of the Parent; (ii) the number of Parent Shares subject to Parent Options and the number of Shares subject to Parent Options by exercise or purchase price; (iii) the vesting schedule and other vesting conditions (if any) of such Parent Options; and (iv) the date on which such number of Parent Options expire. Each grant of Parent Options outstanding as of the date of this Agreement has been evidenced by an award agreement entered into under the Parent Equity Incentive Plan that is substantially similar, in all material respects, to the forms of award agreements the Parent has made available to the Company. Except as otherwise provided in this Agreement, there are no commitments or agreements of any character to which any Parent Group Company is bound obligating such Parent Group Company to accelerate or otherwise alter the vesting of any Parent Option as a result of the Transactions.

(d)  All Parent Shares subject to issuance upon due exercise of a Parent Option, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. the Parent has made available to the Company accurate and complete copies of (x) the Parent Equity Incentive Plan pursuant to which the Parent has granted the Parent Options that are currently outstanding, (y) the forms of award agreement evidencing such Parent Options and (z) award agreements evidencing such Parent Options with terms that are materially different from those set forth in the forms of award agreement.

(e)  Except for preemptive rights as may be applicable to shares of the Parent’s Subsidiaries incorporated in the PRC pursuant to applicable PRC Law, there are no options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character issued by any Parent Group Company relating to the issued or unissued share capital of any Subsidiary or obligating any Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other securities of any Subsidiary or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of any Subsidiary and no securities or obligations evidencing such rights are authorized, issued or outstanding. The outstanding share capital or registered capital, as the case may be, of each of the Parent’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable, and the portion of the outstanding share capital or registered capital, as the case may be, of each of the Parent’s Subsidiaries that is owned by any Parent Group Company is owned by such Parent Group Company free and clear of all Liens (other than Permitted Liens). Subject to limitations imposed by applicable Law and the applicable constitutional documents, such Parent Group Company has the unrestricted right to vote and to receive dividends and distributions on all such equity securities held by the relevant Parent Group Company in such Subsidiary. Except as otherwise provided in this Agreement, there are no outstanding contractual obligations of any Parent Group Company to repurchase, redeem or otherwise acquire any Equity Securities of any Parent Group Company.

4.4  Authority Relative to Transaction Documents; Fairness. The Parent has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Parent of the Transaction Documents and the consummation by the Parent of the Transactions have been duly authorized by the Parent Board, and no other corporate action on the part of the Parent is necessary to authorize the execution and delivery by the Parent of the Transaction Documents and the consummation by them of the Transactions. This Agreement has been duly and validly executed and delivered by the Parent and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.

4.5  No Conflict; Required Filings and Consents.

(a)  The execution and delivery of the Transaction Documents by the Parent do not, and the performance of the Transaction Documents by the Parent and the consummation of the Transactions will not, (i) conflict with or violate the memorandum and articles of association of the Parent or any equivalent organizational documents of any other Parent Group Company, (ii) assuming (solely with respect to performance of the Transaction Documents and consummation of the Transactions) that the matters referred to in Section 4.5(b) are complied with, conflict with or violate any Law applicable to any Parent Group Company or by which any property or asset of any Parent Group Company is bound or affected, or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of any Parent Group Company pursuant to, any Contract to which any Parent Group Company is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for any such conflict, violation, breach, default, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent or materially impair or delay, or be reasonably be expected to prevent or materially impair or delay, the consummation of the Acquisition or other Transactions.

(b)  The execution and delivery of the Transaction Documents by the Parent do not, and the performance of the Transaction Documents by the Parent and the consummation by the Parent of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, (ii) for compliance with the rules and regulations of the Nasdaq Stock Market (the “NASDAQ”), (collectively, the “Requisite Regulatory Approvals”) and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay, or be reasonably be expected to prevent or materially impair or delay, the consummation of the Acquisition or other Transactions.

4.6  Permits; Compliance with Laws.

(a)  Each Parent Group Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for it to own, lease, operate and use its properties and assets or to carry on its business as it is now being conducted (the “Material Parent Permits”). As of the date hereof, no suspension or cancellation of any of the Material Parent Permits is pending or, to the knowledge of the Parent, threatened. All such Material Parent Permits are valid and in full force and effect. Each Parent Group Company is in compliance, in all material respects, with the terms of the Material Parent Permits. Without limiting the generality of the foregoing, all approvals, filings and registrations and other requisite formalities with Governmental Authorities in the PRC that are material to the Parent Group Companies, taken as a whole, and are required to be obtained or made in respect of each Parent Group Company incorporated in the PRC with respect to its capital structure and operations as it is now being conducted, including, but not limited to, if so material, the approvals of and registrations with the State Administration for Industry and Commerce, the Ministry of Commerce, the National Development and Reform Commission, the SAFE and the State Administration of Taxation, and their respective local counterparts, have been duly completed in accordance with applicable PRC Laws.

(b)  Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, no Parent Group Company is in default, breach or violation of any Law applicable to it (including (i) any Laws applicable to its business, and (ii) any Laws related to the protection of personal data) or by which any of its properties or assets are bound. No Parent Group Company has received any written notice or communication from any Governmental Authority or stock exchange of any non-compliance with any applicable Laws or listing rules or regulations that has not been cured or of which the statute of limitation has not lapsed except for such investigations, charges, assertions, reviews or notifications of violations the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c)  No Parent Group Company or, to the knowledge of the Parent, any agent, director, officer, employee or other person acting on behalf of any Parent Group Company, has, in the course of its actions for, or on behalf of, a Parent Group Company (i) made or given any bribe, rebate, payoff, influence payment, kickback or any other type of payment, that would violate any Anticorruption Law or (ii) made an offer to pay, a promise to pay or a payment or transfer of money or anything else of value, or an authorization of such offer, promise, payment or transfer, directly or indirectly, to any Government Official for the purpose of (A) influencing any act or decision of such Government Official in his official capacity, (B) inducing such Government Official to do or omit to do any act in violation of his lawful duties, (C) securing any improper advantage or (D) inducing such Government Official to influence any act or decision of any Governmental Authority.

(d)  The Parent has complied in all material respects with the reporting and/or registration requirements of the SAFE Rules and Regulations, with respect to the registration of the Parent Equity Incentive Plan with the Governmental Authorities in the PRC. As of the date hereof, the Parent has not received any written inquiries, notifications, orders or any other forms of official written correspondence from SAFE or any of its local branches with respect to any actual or alleged material non-compliance with the SAFE Rules and Regulations by such holders or beneficial owners.

(e) The Parent is not a “shell” company as such term is defined in paragraph (i)(1)(i) of Rule 144 of the Securities Act or Rule 12b-2 of the Exchange Act.

4.7 SEC Filings; Financial Statements.

(a) The Parent has filed or furnished, as the case may be, all Parent SEC Reports. As of the date of filing, in the case of Parent SEC Reports filed pursuant to the Exchange Act (and to the extent such Parent SEC Reports were amended, then as of the date of filing of such amendment), and as of the date of effectiveness in the case of Parent SEC Reports filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”) (and to the extent such Parent SEC Reports were amended, then as of the date of effectiveness of such amendment), the Parent SEC Reports (i) complied as to form in all material respects with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, each as in effect on the date so filed or effective, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading as of its filing date or effective date (as applicable).

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of the Parent and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments which are not material in the aggregate and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in each case in accordance with GAAP except as may be noted therein.

(c) Except as and to the extent set forth in the Parent SEC Reports, no Parent Group Company has outstanding (i) any Indebtedness or any commitments therefor, or (ii) any other liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that are required in accordance with GAAP to be disclosed or reflected on or reserved against the consolidated financial statements of the Parent and its Subsidiaries, except for liabilities or obligations (A) incurred in the ordinary course of business consistent with past practice since December 31, 2023, (B) incurred pursuant to this Agreement or in connection with the Transactions, or (C) which do not, or would not reasonably be expected to, have a Parent Material Adverse Effect.

4.8 Absence of Certain Changes or Events. Since December 31, 2023, except as expressly contemplated by this Agreement, each Parent Group Company has conducted business in all material respects in the ordinary course, and there has not been (a) any Parent Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of any Parent Group Company’s Equity Securities, except for any dividend or distribution by a Parent Group Company to another Parent Group Company; (c) any redemption, repurchase or other acquisition of any Equity Securities of any Parent Group Company by a Parent Group Company (other than repurchase of Shares to satisfy obligations under the Parent Equity Incentive Plan or other similar plans or arrangements including the withholding of Shares in connection with the exercise of Parent Options in accordance with the terms and conditions of such Parent Options); (d) any material change by the Parent in its accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto; or (e) any material Tax election made by the Parent or any of its Subsidiaries or any settlement or compromise of any material Tax liability by the Parent or any of its Subsidiaries, other than in the ordinary course of business.

4.9 Absence of Litigation. There is no Action pending or, to the knowledge of the Parent, threatened against any Parent Group Company, or any share, security, equity interest, property or asset of any Parent Group Company, before any Governmental Authority which (i) has or would reasonably be expected to have a Parent Material Adverse Effect, or (ii) as of the date hereof, has enjoined, restrained, prevented or materially delayed, or would reasonably be expected to enjoin, restrain, prevent or materially delay, the consummation of the Acquisition. No Parent Group Company, nor any property or asset of any Parent Group Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

4.10 Employee Benefit Plans.

(a) The Parent has furnished or otherwise made available to the Company prior to the date of this Agreement an accurate and complete list of each material Parent Employee Plan, any Parent Employee Plan mandated by applicable Law to which the sole liability of the Parent and its Subsidiaries is to make contributions required by Law including plans or programs maintained by a Governmental Authority requiring the payment of social insurance taxes or similar contributions by the Parent or its Subsidiaries to a fund of a Governmental Authority with respect to wages of an employee. With respect to each material Parent Employee Plan, the Parent has made available to the Company, to the extent applicable, (i) copies of each such Parent Employee Plan document, including all material amendments thereto, and all related trust documents, (ii) if such Parent Employee Plan is not in written form, a written description of such Parent Employee Plan and any material written interpretations thereof that have previously been provided or made available to employees, (iii) the most recently prepared actuarial report, and (iv) all material correspondence to or from any Governmental Authority received in the last three (3) years with respect to any such Parent Employee Plan.

(b) Each material Parent Employee Plan has, in all material respects, been established, operated and maintained in compliance with its terms and with applicable Law (including any special provisions relating to qualified plans where such Parent Employee Plan was intended so to qualify).

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) all contributions or other amounts payable by a Parent Group Company with respect to each Parent Employee Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles, and (ii) there are no claims (other than for benefits incurred in the ordinary course) or Actions pending, or, to the knowledge of the Parent, threatened against any Parent Employee Plan or against the assets of any Parent Employee Plan which could reasonably be expected to result in any liability to the Parent or any of its Subsidiaries.

(d) Except as expressly provided under this Agreement, neither the execution of this Agreement, shareholder approval of this Agreement, nor the consummation of the Transactions alone (whether alone or in connection with any additional or subsequent events such as a termination of employment), will (i) entitle any current or former director, employee or consultant of any Parent Group Company to material compensation in the form of a severance payment or similar payment, (ii) accelerate the time of payment or vesting or result in any payment or funding of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Parent Employee Plans, or (iii) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Parent Employee Plan on or following the Closing, other than in the case of (i) and (ii), continued coverage under applicable Parent Employee Plans for a specified duration no longer than twelve months upon any resignation or termination following the consummation of the Transaction.

4.11 Labor and Employment Matters.

(a) Neither the Parent nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, trade union, works council or other labor union Contract applicable to persons employed by it, and, to the knowledge of the Parent, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any employee of any Parent Group Company. There are no unfair labor practice complaints pending or, to the knowledge of the Parent, threatened against any Parent Group Company before any Governmental Authority and, as of the date hereof, there is no organized strike, slowdown, work stoppage or lockout, or similar activity currently occurring or, to the knowledge of the Parent, threatened against or involving any Parent Group Company.

(b) Each Parent Group Company (i) is in compliance with all applicable Laws relating to employment and employment practices, including those related to wages, work hours, shifts, overtime, holidays and leave, collective bargaining terms and conditions of employment and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority and (ii) is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (A) there is no claim with respect to payment of wages, salary or overtime pay that is now pending or, to the knowledge of the Parent, threatened before any Governmental Authority with respect to any persons currently or formerly employed by any Parent Group Company, (B) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that is now pending or, to the knowledge of the Parent, threatened with respect to any Parent Group Company and (C) there is no charge of discrimination in employment or employment practices for any reason, including, age, gender, race, religion or other legally protected category, that is now pending or, to the knowledge of the Parent, threatened against any Parent Group Company before any Governmental Authority in any jurisdiction in which any Parent Group Company has employed or currently employs any person.

4.12 Real Property; Title to Assets.

(a) Except as would not be material to the Parent and its Subsidiaries, taken as a whole, with respect to each Owned Real Property: (i) the relevant Parent Group Company has good and marketable title, validly granted land use rights or building ownership rights, as applicable, to such Owned Real Property, free and clear of all Liens, except Permitted Liens, (ii) no Parent Group Company has leased or otherwise granted to any person the right to use or occupy such Owned Real Property or any portion thereof, (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein, and (iv) the relevant Parent Group Company is the only party in possession of such Owned Real Property. No Parent Group Company is a party to any Contract, agreement or option to purchase any material real property or interest therein. The land use rights relating to the Owned Real Property have been obtained from a competent Governmental Authority in compliance in all material respects with applicable PRC Law, all amounts (including, if applicable, land grant premiums) required under applicable Law in connection with securing such title or land use rights have been paid in full and such land use rights are not subject to any restrictions that would materially interfere with the operation of the Parent Group Companies as currently conducted as of the date hereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (1) the relevant Parent Group Company has duly complied in all respects with all of the terms and conditions of, and all of its obligations under, the relevant land use rights contract or real property purchase contract in relation to any Owned Real Property owned by it (including the obligations to develop the land in accordance with the schedules provided under relevant land grant contracts), (2) the Owned Real Property remains in conformity with all applicable building codes and standards, fire prevention, safety, planning or zoning Law, and (3) no Parent Group Company has been subject to any fine or other penalty imposed by any Governmental Authority (including any penalty imposed due to idleness of land or failure to develop the land in accordance with the schedules provided under relevant land grant contracts).

(b) With respect to the Lease for each leased property: (i) such Lease is legal, valid, binding, enforceable and in full force and effect, subject to the Bankruptcy and Equity Exception, (ii) to the knowledge of the Parent, there are no disputes with respect to such Lease and (iii) neither any Parent Group Company nor, to the knowledge of the Parent, any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease.

(c) The Parent and its Subsidiaries have good and marketable title to, or a valid and binding leasehold interest in, all other properties and assets (excluding owned property, leased property and Intellectual Property) that are material to the business of the Parent and its Subsidiaries taken as a whole, in each case free and clear of all Liens, except Permitted Liens.

4.13 Intellectual Property.

(a) The Parent and its Subsidiaries have valid and enforceable rights to use all Intellectual Property used in, or necessary to conduct, the business of the Parent or its Subsidiaries as it is currently conducted (the “Parent Intellectual Property”), free and clear of all Liens (other than Permitted Liens).

(b) Since January 1, 2021, neither the Parent nor any of its Subsidiaries have received written notice of any Action, and, to the knowledge of the Parent, no Action is threatened, that the Parent or any of its Subsidiaries, or the business or activities conducted by them (including the commercialization and exploitation of its products and services), is infringing, misappropriating, or otherwise violating or has infringed, misappropriated or otherwise violated any Intellectual Property right of any person, including any demands or unsolicited offers to license any Intellectual Property. Neither the Parent nor any of its Subsidiaries nor the business or activities conducted by the Parent or any of its Subsidiaries (including the commercialization and exploitation of their products and services) infringes, misappropriates or otherwise violates or, since January 1, 2021, has infringed, misappropriated or otherwise violated any Intellectual Property rights of any person. To the knowledge of the Parent, no person is currently infringing, misappropriating or otherwise violating or, since January 1, 2021, has infringed, misappropriated or otherwise violated, any Intellectual Property owned by the Parent or any of its Subsidiaries.

(c) There are no pending or, to the knowledge of the Parent, threatened Actions by any person challenging the validity or enforceability of, or the use or ownership by the Parent or any of its Subsidiaries of, any of the Intellectual Property owned by the Parent or its Subsidiaries.

(d) All current or former officers, employees, consultants or contractors of the Parent and its Subsidiaries who have participated in the creation or development of Intellectual Property in the course of their employment, engagement or contract with the Parent or any of its Subsidiaries have executed and delivered to the Parent or such Subsidiary written agreements (i) providing for the non-disclosure by such person of confidential information and (ii) providing for the assignment by such person to the Parent or such Subsidiary of any Intellectual Property developed or arising out of such person’s employment by, engagement by or contract with the Parent or such Subsidiary of the Parent.

(e) The collection, use and dissemination of any and all data and information concerning individuals by each Parent Group Company is and will be, immediately following the Closing, in compliance in all respects with all applicable privacy policies, terms of use, other data-related agreements and all applicable Laws.

(f) The Parent and its Subsidiaries have taken all actions reasonably necessary to maintain and protect each item of Intellectual Property that they own, including all Trade Secrets that are owned by any Parent Group Company. To the knowledge of the Parent, none of the Parent Group Companies’ Trade Secrets have been disclosed to any Third Party except pursuant to valid and appropriate written non-disclosure agreements or license agreements or pursuant to obligations to maintain confidentiality arising by operation of Law. Immediately subsequent to the Closing, the Parent Intellectual Property shall be owned by or available for use by the Parent and its Subsidiaries on terms and conditions identical to those under which the Parent and its Subsidiaries owned or used the Parent Intellectual Property immediately prior to the Closing.

(g) The Parent IT Assets are: (A) adequate and sufficient for the operation of the Parent’s and its Subsidiaries’ business; and (B) to the knowledge of the Parent, are free from any defects, viruses, worms and other malware. The Parent and its Subsidiaries have implemented backup, security and disaster recovery measures and technology consistent with best industry practices in the PRC. Since January 1, 2021, the Parent IT Assets have not failed in any respect, and to the knowledge of Parent, (i) no person has gained unauthorized access to any Parent IT Assets and (ii) the data that the Parent IT Assets process or produce with respect to the businesses of the Parent and its Subsidiaries have not been corrupted or compromised in any respect.

(h) None of the Intellectual Property owned by any Parent Group Company is subject to any Contract or other obligation as a result of any funding or support from, or any arrangement with, any Governmental Authority.

(i)  No Parent Group Company is a party to or bound by any Contract that grants or purports to grant, as a result of the consummation of the Transactions, a license or covenant not to sue under any Intellectual Property of the Company or any of its Affiliates (other than the Parent Group Companies).

4.14 Taxes.

(a) Each Parent Group Company has duly filed all material Tax returns and reports required to be filed by it and has paid and discharged all Taxes required to be paid or discharged, other than such payments as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Parent’s financial statements in accordance with GAAP. All such Tax returns are true, accurate and complete in all material respects. No Governmental Authority is asserting in writing or, to the knowledge of the Parent, threatening to assert against any Parent Group Company any material deficiency or claim for any Taxes. No Parent Group Company has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax.

(b) No audit or other examination or administrative, judicial or other proceeding of, or with respect to, any material Tax return or material Taxes of any Parent Group Company is currently in progress, and no Parent Group Company has been notified of any written request for, or, to the knowledge of the Parent, any threat of, such an audit or other examination or administrative, judicial or other proceeding. No written claim has been made by any Governmental Authority in a jurisdiction where a Parent Group Company does not file Tax returns that such Parent Group Company is or may be subject to taxation by such jurisdiction.

(c) Neither the Parent nor any of its Subsidiaries incorporated outside the PRC take the position for tax purposes that it is a “resident enterprise” of the PRC or tax resident in any jurisdiction other than its jurisdiction of formation.

(d) Each Parent Group Company has, in accordance with applicable Law, duly registered with the relevant Governmental Authority, obtained and maintained the validity of all national and local tax registration certificates and complied in all material respects with all requirements imposed by such Governmental Authorities. Each submission made by or on behalf of any Parent Group Company to any Governmental Authority in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates was accurate and complete in all material respects. As of the date hereof, no suspension, revocation or cancellation of any Tax exemptions, preferential treatments or rebates is pending or, to the knowledge of the Parent, threatened.

(e) The Parent and its Subsidiaries have complied in all material respects with all applicable Laws relating to the withholding and payment over to the appropriate Governmental Authority of all Taxes required to be withheld by the Parent or any of its Subsidiaries.

4.15 No Secured Creditors. The Parent does not have any secured creditors holding a fixed or floating security interest.

4.16 Parent Material Contracts. Each material Contract to which a Parent Group Company is a party (a “Parent Material Contract”) is a legal, valid and binding obligation of such Parent Group Company and to the Parent’s knowledge, the other parties thereto, in each case subject to the Bankruptcy and Equity Exception. Neither any Parent Group Company nor, to the Parent’s knowledge and as of the date hereof, any other party thereto, is in breach or violation of, or default under, any Parent Material Contract and no event has occurred or not occurred through any Parent Group Company’s or, to the Parent’s knowledge, the action or inaction of any Third Party, that with notice or lapse of time or both would constitute a breach or violation of, or default under, any Parent Material Contract. No Parent Group Company has received any written claim or notice of default, termination or cancellation under any Parent Material Contract.

4.17 Environmental Matters. (i) Each Parent Group Company is in compliance with all applicable Environmental Law and has obtained and possesses all Environmental Permits currently required for their establishment and their operation under any Environmental Law, and all such Environmental Permits are in full force and effect, (ii) no property currently or formerly owned or operated by any Parent Group Company has been contaminated with or is releasing any Hazardous Substance in a manner that would reasonably be expected to require remediation or other action pursuant to any Environmental Law, (iii) no Parent Group Company has received any notice, demand, letter, claim or request for information alleging that any Parent Group Company is in violation of or liable under any Environmental Law, which remains unresolved, and (iv) no Parent Group Company is subject to any order, decree or injunction with any Governmental Authority or agreement with any Third Party concerning liability under any Environmental Law or relating to Hazardous Substances.

4.18 Insurance. (a) All insurance policies and all self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Parent and its Subsidiaries are in full force and effect, (b) the Parent has no reason to believe that it or any of its Subsidiaries will not be able to (i) renew its existing insurance policies as and when such policies expire or (ii) obtain comparable coverage from comparable insurers as may be necessary to continue its business without a significant increase in cost and (c) neither the Parent nor any of its Subsidiaries has received any written notice of any threatened termination of, premium increase with respect to, or alteration of coverage under, any of its respective insurance policies.

4.19 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Parent.

4.20 Solvency. The Parent is not entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to the Transactions, including the payment of any amounts required to be paid in connection with the consummation of the Transactions, including the payment of all related fees and expenses, assuming (i) satisfaction of the conditions set forth in Section 7.01 and Section 7.02, or the waiver of such conditions, and (ii) the accuracy of the representations and warranties of the Company set forth in this Agreement (for such purposes, the representations and warranties that are qualified as to materiality or “Parent Material Adverse Effect” or other words of similar import shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects), the Parent and its Subsidiaries will be solvent at and immediately after the Closing, as such term is used under the Laws of the Cayman Islands.

4.21 Independent Investigation. The Parent has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of each Group Company, which investigation, review and analysis was performed by the Parent, its Affiliates and their respective Representatives. The Parent acknowledges that as of the date hereof, it, its Affiliates and their respective Representatives have been provided adequate access to the personnel, properties, facilities and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, the Parent acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except the representations, warranties, covenants and agreements of the Company set forth in this Agreement and in any certificate delivered pursuant to this Agreement).

4.22 Non-Reliance on Company Estimates. In connection with the due diligence investigation of the Company by the Parent, its Affiliates and their respective Representatives, the Parent, its Affiliates and their respective Representatives have received and may continue to receive from the Company, their Affiliates and their respective Representatives certain estimates, projections and other forecasts, as well as certain business plan information, regarding the Company, its Subsidiaries and their business and operations. The Parent hereby acknowledges and agrees that these estimates, projections, forecasts and information and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, the Parent acknowledges and agrees (a) that there are uncertainties inherent in attempting to make such estimates, projections and forecasts, as well as in such business plans, (b) that the Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and forecasts, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or business plans), and (c) that the Parent is not relying on any estimates, projections, forecasts or business plans furnished by the Company, their Affiliates or their respective Representatives, and the Parent shall not, and shall cause its Affiliates and their respective Representatives not to, hold any such person liable with respect thereto, other than fraud in connection therewith; provided that nothing contained in this Section 4.22 shall be deemed to limit in any way the representations and warranties of the Company set forth in this Agreement.

4.23 No Additional Representations. Except for the representations and warranties contained in this Article IV, each Seller acknowledges that neither the Parent nor any other person on behalf of the Parent makes any other express or implied representation or warranty with respect to any Parent Group Company or with respect to any other information provided to the Company, their Affiliates or their respective Representatives. Neither the Parent nor any other person will have or be subject to any liability to the Company or any other person resulting from the distribution to the Company, or the Company’ use of, any such information, including any information, documents, projections, forecasts or other material made available to the Company in management presentations in expectation of the Transactions, unless and to the extent such information is expressly included in the representations and warranties contained in this Article 4.

Section 5. Certain Covenants of the Parties.

5.1 Operation of Parent’s Business.

(a) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1(a) of the Parent Disclosure Letter, (iii) as required by applicable Law, or (iv) unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10 and the Effective Time (the “Pre-Closing Period”), Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (x) conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Parent Material Contracts and (y) continue to pay material outstanding accounts payable and other material current Liabilities (including payroll) when due and payable.

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1(b) of the Parent Disclosure Letter, (iii) as required by applicable Law, or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Parent shall not, nor shall it cause or permit any of Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities, (except for shares of Parent Common Stock from terminated employees, directors or consultants of Parent);

(ii) except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for Parent Common Stock issued upon the valid exercise or settlement of outstanding Parent Options or Parent Restricted Stock Units, as applicable), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment in excess of $25,000;

(vi) (A) adopt, establish or enter into any Parent Employee Plan, including, for the avoidance of doubt, any equity awards plans, (B) cause or permit any Parent Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of compliance with Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations in place on the date of this Agreement pursuant to any Parent Employee Plan disclosed to the Company), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or consultants, (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants, or (E) hire any officer, employee or consultant;

(vii) acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties;

(viii) sell, assign, transfer, license, sublicense or otherwise dispose of any material Parent IP Rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(ix) other than in the Ordinary Course of Business: (A) make, change or revoke any material Tax election; (B) file any amended income or other material Tax Return; (C) adopt or change any material accounting method in respect of Taxes; (D) enter into any material Tax closing agreement, settle any material Tax claim or assessment; (E) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment; or (F) surrender any material claim for refund;

(x) waive, settle or compromise any pending or threatened Legal Proceeding against Parent or any of its Subsidiaries, other than waivers, settlements or agreements (A) for an amount not in excess of $100,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (B) that do not impose any material restrictions on the operations or businesses of Parent or its Subsidiaries, taken as a whole, or any equitable relief on, or the admission of wrongdoing by Parent or any of its Subsidiaries;

(xi) delay or fail to repay when due any material obligation, including accounts payable and accrued expenses;

(xii) forgive any loans to any Person, including its employees, officers, directors or Affiliate;

(xiii) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(xiv) (A) materially change pricing or royalties or other payments set or charged by Parent or any of Subsidiaries to its customers or licensees or (B) agree to materially change pricing or royalties or other payments set or charged by Persons who have licensed Intellectual Property to Parent or any of Subsidiaries;

(xv) enter into, amend in a manner adverse to Parent or terminate any Parent Material Contract outside of the Ordinary Course of Business;

(xvi) be delinquent in filing any required report under the Exchange Act;

(xvii) take any action that reasonably could be expected to result in a delisting warning or event on the Nasdaq; or

(xvi) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.2 Operation of the Company’s Business.

(a) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by applicable Law, (iii) with respect to the issuance of any Company Notes, which is expressly permitted, or (iv) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Company Material Contracts.

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by applicable Law, (iii) with respect to the issuance of any Company Notes, which is expressly permitted, or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock; or repurchase, redeem or otherwise reacquire any shares of Company Capital Stock or other securities (except for shares of Company Common Stock from terminated employees, directors or consultants of the Company);

(ii) except as required to give effect to anything in contemplation of the Closing, amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iii) other than in the Ordinary Course of Business, sell, issue grant, or authorize any of the foregoing actions with respect to more than 25% of the shares of Company Capital Stock outstanding as of the date of this Agreement: (A) any capital stock or other security of the Company or any of its Subsidiaries (except for shares of outstanding Company Common Stock issued upon the valid exercise of Company Options), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company or any of its Subsidiaries;

(iv) other than in the Ordinary Course of Business, acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, or (C) guarantee any debt securities of others;

(vi) acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(vii) sell, assign, transfer, license, sublicense or otherwise dispose of any material Company IP Rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(viii) waive, settle or compromise any pending or threatened Legal Proceeding against the Company, other than waivers, settlements or agreements (A) for an amount not in excess of $100,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (B) that do not impose any material restrictions on the operations or businesses of the Company or any equitable relief on, or the admission of wrongdoing by the Company;

(ix) enter into, amend in a manner adverse to the Company or terminate any Company Material Contract outside of the Ordinary Course of Business; or

(x) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.3 Access and Investigation.

(a) during the Pre-Closing Period, upon reasonable notice, Parent, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries, (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request, (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary, and (d) make available to the other Party copies of any material notice, report or other document filed with or sent to or received from any Governmental Authority in connection with the Contemplated Transactions. Any investigation conducted by either Parent or the Company pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

(b) Notwithstanding anything herein to the contrary in this Section 5.3, no access or examination contemplated by this Section 5.3shall be permitted to the extent that it would require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Law; provided, that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information) and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

5.4 No Solicitation.

(a) Each of Parent and the Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize or permit any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction or (v) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 5.4 and subject to compliance with this Section 5.4, prior to the approval of this Agreement by a Party’s stockholders (the “Required Parent Stockholder Vote”), such Party may furnish non-public information regarding such Party and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal by such Person which such Party’s board of directors determines in good faith, after consultation with such Party’s financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) such Acquisition Proposal was not obtained or made as a direct or indirect result of a breach of this Agreement, (B) the board of directors of such Party concludes in good faith based on the advice of outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the board of directors’ fiduciary duties under applicable Law, (C) at least two (2) Business Days prior to initially furnishing any such nonpublic information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person, (D) such Party receives from such Person an executed acceptable confidentiality agreement and (E) at least two (2) Business Days prior to furnishing any such nonpublic information to such Person, such Party furnishes such nonpublic information to the other Party (to the extent such information has not been previously furnished by such Party to the other Party). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party takes any action that, if taken by such Party, would constitute a breach of this Section 5.4 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.4 by such Party for purposes of this Agreement.

(b) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one (1) Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto.

(c) Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information provided to such Person.

5.5 Notification of Certain Matters. During the Pre-Closing Period, each of the Company, on the one hand, and Parent, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, (b) any Legal Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director or officer of such Party, (c) such Party becomes aware of any inaccuracy in any representation or warranty made by such Party in this Agreement or (d) the failure of such Party to comply with any covenant or obligation of such Party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 7, Section 8 or Section 9, as applicable, impossible or materially less likely. No such notice shall be deemed to supplement or amend the Parent Disclosure Letter for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or (y) determining whether any condition set forth in Section 7, Section 8 or Section 9 has been satisfied. Any failure by either Party to provide notice pursuant to this Section 5.5 shall not be deemed to be a breach for purposes of Section 8.2 or Section 9.2, as applicable, unless such failure to provide such notice was knowing and intentional.

Section 6. Additional Agreements of the Parties.

6.1 Trading Value: The Company undertakes to use its best efforts to generate no less than US$5 billion of global technology and energy metals trading value for the Post-Acquisition Entity within twelve (12) months of the date of this Agreement.

6.2 [Reserved]

6.3 Parent Stockholder Meeting.

(a) Parent shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Parent Common Stock to consider and vote to approve this Agreement and thereby approve the Contemplated Transactions and the Parent Charter Amendment (collectively, the “Parent Stockholder Matters” and such meeting, the “Parent Stockholder Meeting”). The Parent Stockholder Meeting shall be held as promptly as practicable after the date that the Registration Statement is declared effective under the Securities Act, and in any event, no later than 45 days after the effective date of the Registration Statement. Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Stockholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Stockholder Meeting, or a date preceding the date on which the Parent Stockholder Meeting is scheduled, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Parent Stockholder Vote, whether or not a quorum would be present, (ii) it will not have sufficient shares of Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholder Meeting or (iii) that the failure to postpone or adjourn the Parent Stockholder Meeting would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law, Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholder Meeting as long as the date of the Parent Stockholder Meeting is not postponed or adjourned more than an aggregate of 30 days in connection with any postponements or adjournments.

(b) Parent agrees that (i) the Parent Board shall recommend that the holders of Parent Common Stock vote to approve the Parent Stockholder Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 6.3(a) above and (ii) the Proxy Statement shall include a statement to the effect that the Parent Board recommends that Parent’s stockholders vote to approve the Parent Stockholder Matters (the recommendation of the Parent Board being referred to as the “Parent Board Recommendation”).

(c) Notwithstanding anything to the contrary contained in Section 6.3(b), and subject to compliance with Section 5.4 and Section 6.3, if at any time prior to approval and adoption of this Agreement by the Required Parent Stockholder Vote, (i) Parent receives a bona fide written Acquisition Proposal that the Parent Board determines, following consultation with its outside legal counsel and financial advisor, to be a Superior Offer, the Parent Board may withhold, amend, withdraw or modify the Parent Board Recommendation (or publicly propose to withhold, amend, withdraw or modify the Parent Board Recommendation) in a manner adverse to the Company or (ii) as a result of a material development or change in circumstances (other than any such event, development or change to the extent related to (A) any Acquisition Proposal, Acquisition Inquiry, Acquisition Transaction or the consequences thereof or (B) the fact, in and of itself, that Parent meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (a “Parent Intervening Event”), (collectively, a “Parent Board Adverse Recommendation Change”) if, but only if, (x) in the case of a Superior Offer, following the receipt of and on account of such Superior Offer, (i) the Parent Board determines in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Parent Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (ii) Parent has, and has caused its financial advisors and outside legal counsel to, during the Parent Notice Period (as defined below), negotiated with the Company in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer, and (iii) if, after the Company has delivered to Parent a written offer to alter the terms or conditions of this Agreement during the Parent Notice Period, the Parent Board shall have determined in good faith, based on the advice of its outside legal counsel and financial advisor, that the failure to withhold, amend, withdraw or modify the Parent Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (1) the Company receives written notice from Parent confirming that the Parent Board has determined to change its recommendation at least four (4) Business Days in advance of the Parent Board Adverse Recommendation Change (the “Parent Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Parent Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (2) during any Parent Notice Period, the Company shall be entitled to deliver to Parent one or more counterproposals to such Acquisition Proposal and Parent will, and cause its Representatives to, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (3) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration the Parent’s stockholders would receive as a result of such potential Superior Offer), Parent shall be required to provide the Company with notice of such material amendment and the Parent Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Parent Notice Period following such notification during which the parties shall comply again with the requirements of this Section 6.3(c) and the Parent Board shall not make a Parent Board Adverse Recommendation Change prior to the end of such Parent Notice Period as so extended (it being understood that there may be multiple extensions) or (y) in the case of a Parent Intervening Event, Parent promptly notifies the Company, in writing, within the Parent Notice Period before making a Parent Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Parent Intervening Event and that the Parent Board intends to make a Parent Board Adverse Recommendation Change.

(d) Parent’s obligation to call, give notice of and hold the Parent Stockholder Meeting in accordance with Section 6.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer, Acquisition Proposal or Acquisition Inquiry, or by any Parent Board Adverse Recommendation Change.

(e) Nothing contained in this Agreement shall prohibit Parent or the Parent Board from (i) complying with Rules 14d-9 and 14e-2(a)promulgated under the Exchange Act; provided, however, that any disclosure made by Parent or the Parent Board pursuant to Rules 14d-9 and 14e-2(a)shall be limited to a statement that Parent is unable to take a position with respect to the bidder’s tender offer unless the Parent Board determines in good faith, after consultation with its outside legal counsel, that such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in Section 5.4; or (iv) making any disclosure to the stockholders of Parent that the Parent Board (or a committee thereof), after consultation with its outside legal counsel, has determined in good faith is required by applicable Law.

6.4 Efforts; Regulatory Approvals.

(a) The Parties shall use commercially reasonable efforts to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect, (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b) Notwithstanding the generality of the foregoing, each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Authority. Without limiting the generality of the foregoing, the Parties shall prepare and file, if required, (a) the notification and report forms required to be filed under the Hart–Scott–Rodino Antitrust Improvements Act of 1976 and (b) any notification or other document required to be filed in connection with the Acquisition under any applicable foreign Law relating to antitrust or competition matters, no later than ten (10) Business Days after the date the Company and Parent receive notification (in writing or otherwise) from the Federal Trade Commission, the Department of Justice, any state attorney general, foreign antitrust or competition authority or other Governmental Authority that a filing is required in connection with antitrust or competition matters.

(c) Without limiting the generality of the foregoing, Parent shall give the Company prompt written notice (email being sufficient) of any litigation against Parent and/or its directors relating to this Agreement or the Contemplated Transactions (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and keep the Company reasonably informed with respect to the status thereof. Parent will (i) give the Company the opportunity to participate in, but not control, the defense, settlement or prosecution of any Transaction Litigation (to the extent that the attorney-client privilege is not undermined or otherwise adversely affected; provided that Parent and the Company will use commercially reasonable efforts to find alternative solutions to not undermine or adversely affect the privilege such as entering into common interest agreements, joint defense agreements or similar agreements), (ii) consult with the Company with respect to the defense, settlement and prosecution of any Transaction Litigation and (iii) consider in good faith the Company’s advice with respect to such Transaction Litigation. Parent will obtain the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) prior to settling or satisfying any such claim.

6.5 [Reserved]

6.6 Employee Benefits.

(a) Parent shall comply with the terms of any employment, severance, retention, change of control, or similar agreement specified on Section 4.17(d) or contemplated by Section 5.1(b) of the Parent Disclosure Letter, subject to the provisions of such agreements.

(b) From and after the Effective Time, with respect to each benefit plan maintained by Parent or the Post-Acquisition Entity in which any current or former employee of Parent is or becomes eligible to participate （a “Post-Closing Welfare Plan”）, Parent and the Post-Acquisition Entity shall use commercially reasonable efforts to cause each such Post-Closing Welfare Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Post-Closing Welfare Plan for such current or former Parent employee and his or her eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Parent Employee Plan in which such current or former Parent employee was a participant immediately prior to his or her commencement of participation in such Post-Closing Welfare Plan, and (ii) provide each such current or former Parent employee and his or her eligible dependents with credit for any co-payments and deductibles paid in the plan year that includes the Effective Time, and prior to the date that, such current or former Parent employee commences participation in such Post-Closing Welfare Plan in satisfying any applicable co-payment or deductible requirements under such Post-Closing Welfare Plan for the applicable plan year, to the extent that such expenses were recognized for such purposes under the comparable Parent Employee Plan.

6.7 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Post-Acquisition Entity shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Parent or the Company, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Parent or of the Company, whether asserted or claimed prior to, at or after the Effective Time. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Post-Acquisition Entity, jointly and severally, upon receipt by Parent or the Post-Acquisition Entity from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Parent to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Without otherwise limiting the D&O Indemnified Parties’ rights with regards to counsel, following the Effective Time, the D&O Indemnified Parties shall be entitled to continue to retain counsel selected by the D&O Indemnified Parties.

(b) The certificate of incorporation and bylaws of the Post-Acquisition Entity shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Post-Acquisition Entity to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Parent.

(c) From and after the Effective Time, (i) the Post-Acquisition Entity shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s Organizational Documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d) From and after the Effective Time, Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially reasonable terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent. In addition, Parent shall purchase at its sole expense, prior to the Effective Time, a six (6) year prepaid “D&O tail policy” for the non-cancelable extension of the directors’ and officers’ liability coverage of Parent’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Parent’s existing policies as of the date of this Agreement, or otherwise acceptable to Parent, except that Parent will not commit or spend on such “D&O Tail policy” annual premiums in excess of 250% of the annual premiums paid by Parent in its last full fiscal year prior to the date hereof for Parent’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (nor, for the avoidance of doubt, shall Parent be obligated to spend any specific amount), and if such premiums for such “D&O tail policy” would exceed 250% of such annual premium, then Parent shall purchase policies that provide the maximum coverage available at an annual premium equal to 250% of such annual premium. The Company shall in good faith cooperate with Parent prior to the Effective Time with respect to the procurement of such “D&O tail policy.”

(e) From and after the Effective Time, Parent shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 6.7 in connection with their enforcement of the rights provided to such persons in this Section 6.7.

(f) The provisions of this Section 6.7 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.

(g) In the event Parent or the Post-Acquisition Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Post-Acquisition Entity, as the case may be, shall succeed to the obligations set forth in this Section 6.7. Parent shall cause the Post-Acquisition Entity to perform all of the obligations of the Post-Acquisition Entity under this Section 6.7.

(h) Unless directed otherwise by the Company in writing no less than three (3) Business Days before the Closing Date, Parent shall use reasonable best efforts to take all actions as are necessary to terminate any 401(k) or other plan(s) with a cash or deferred arrangement (as defined in Section 401(k) of the Code), effective as of no later than the day immediately preceding the Closing Date. Parent shall provide the Company copies of all such corporate actions or documentation related to the same at least three (3) Business Days before their adoption or approval for the Company’s reasonable review and comment.

6.8 Disclosure. The Parties shall use their best efforts to agree to the text of any initial press release and Parent’s Form 6-K announcing the execution and delivery of this Agreement. No Party shall, and no Party shall permit any of its Subsidiaries or any of its Representative to, issue any press release or make any public disclosure regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Parent may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Parent in compliance with this Section 6.8. Notwithstanding the foregoing, a Party need not consult with any other Parties in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 6.3(e).

6.9 Listing. At or prior to the Effective Time, Parent shall use its best efforts to (a) maintain its listing on Nasdaq until the Effective Time and to obtain approval of the listing of the combined corporation on Nasdaq, (b) to the extent required by the rules and regulations of Nasdaq, prepare and submit to Nasdaq a notification form for the listing of the shares of Parent Common Stock to be issued in connection with the Contemplated Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance); (c) prepare and timely submit to Nasdaq a notification form for the Nasdaq Reverse Split (if required) and to submit a copy of the amendment to Parent’s certificate of incorporation effecting the Nasdaq Reverse Split, to Nasdaq on the Closing Date; and (d) to the extent required by Nasdaq Marketplace Rule 5110, assist the Company in preparing and filing an initial listing application for the Parent Common Stock on Nasdaq (including any Parent Common Stock issuable upon conversion of the Parent Convertible Preferred Stock) (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. Each Party will reasonably promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its representatives. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. The Party not filing the Nasdaq Listing Application will cooperate with the other Party as reasonably requested by such filing Party with respect to the Nasdaq Listing Application and promptly furnish to such filing Party all information concerning itself and its members that may be required or reasonably requested in connection with any action contemplated by this Section 6.9. All Nasdaq fees associated with any action contemplated by this Section 6.9, including any fees related to the engagement of a consultant (the “Nasdaq Fees”), shall be shared equally by the Company and Parent.

6.10 Tax Matters.

Parent and the Company shall reasonably cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Acquisition that are required or permitted to be filed on or before the Effective Time. Each of Parent and the Company shall pay, without deduction from any consideration or other amounts payable or otherwise deliverable pursuant to this Agreement and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Authority, which becomes payable in connection with the Acquisition.

6.11 Legends. Parent shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Parent Capital Stock to be received in the Acquisition by equity holders of the Company who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for any such shares of Parent Capital Stock.

6.12 [Reserved]

6.13 Termination of Certain Agreements and Rights. Each of Parent and the Company shall cause any stockholder agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between either Parent or the Company and any holders of Parent Common Stock or Company Capital Stock, respectively, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director registration rights, to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Parent or the Post-Acquisition Entity.

6.14 [Reserved].

6.15 Allocation Information. The Company will prepare and deliver to Parent prior to the Closing a spreadsheet setting forth (as of immediately prior to the Effective Time) (a) each holder of Company Capital Stock, (b) such holder’s name and address, (c) the number or percentage and type of Company Capital Stock held as of the Closing Date for each such holder and (d) the number of shares of Parent Capital Stock to be issued to such holder pursuant to this Agreement in respect of the Company Capital Stock held by such holder as of immediately prior to the Effective Time (the “Allocation Certificate”).

6.16 Parent SEC Documents. From the date of this Agreement to the Effective Time, Parent shall use commercially reasonable efforts to timely file with the SEC all registration statements, proxy statements, Certifications (“Certifications”), reports, schedules, exhibits, forms and other documents required to be filed by Parent with the SEC under the Exchange Act or the Securities Act (“SEC Documents”). As of its filing date, or if amended after the date of this Agreement, as of the date of the last such amendment, each SEC Document filed by Parent with the SEC (a) shall comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, and (b) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

6.17 [Reserved].

6.18 Parent Pre-Closing Dividend. Prior to the Effective Time, Parent shall not declare any Parent Pre-Closing Dividend.

6.19 Parent Re-Domestication. The Company intends to locate its headquarters in city of Zug of Switzerland. The Post-Acquisition Entity is expected to be renamed as Interstellar Group.

6.20 Pre-Closing Financing. Prior to the Effective Time, the Company undertakes to use its best efforts to procure investors to make investment in the Parent through PIPE or other financing transactions for an aggregate amount of up to US$50 million.

6.21 Intellectual Property. The Company will use all necessary effort to register all Intellectual Property used in, or necessary to conduct, the business of the Post-Acquisition Entity and its subsidiaries with the appropriate authorities of Switzerland.

Section 7. Conditions Precedent to Obligations of Each Party. The obligations of each Party to effect the Acquisition and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

7.1 Due diligence. Each Party shall have completed its legal, accounting and business due diligence of the other Party and the results thereof shall be satisfactory to the such Party in its sole and absolute discretion.

7.2 Regulatory Approvals. Any applicable waiting periods (or any extensions thereof) under the HSR Act (if applicable) shall have expired or otherwise been terminated.

7.3 No Restraints. No Order preventing the consummation of the Contemplated Transactions shall have been issued by any Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

7.4 Stockholder Approval. (a) Parent shall have obtained the Required Parent Stockholder Vote (but solely with respect to such items as are necessary to consummate the transactions contemplated by this Agreement) and (b) the Company shall have delivered the shareholder consent of its sole shareholder.

7.5 Listing. The Nasdaq Listing Application shall have been approved by Nasdaq, which listing will be based upon initial listing criteria.

Section 8. Additional Conditions Precedent to Obligations of Parent. The obligations of Parent to effect the Acquisition and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. The representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date.

8.2 Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

8.3 Documents. Parent shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company certifying (i) that the conditions set forth in Sections 8.1, 8.2, 8.4, and 8.5  have been duly satisfied and (ii) that the information (other than emails and addresses) set forth in the Allocation Certificate delivered by the company in accordance with Section 6.15 is true and accurate in all respects as of the Closing Date; and

(b) the Company Valuation Schedule; and

(c) the Allocation Certificate.

8.4 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

Section 9. Additional Conditions Precedent to Obligation of the Company. The obligations of the Company to effect the Acquisition and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

9.1 Accuracy of Representations. The representations and warranties of Parent contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Parent Material Adverse Effect (without giving effect to any references therein to any Parent Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded).

9.2 Performance of Covenants. Parent shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Effective Time.

9.3 Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by an executive officer of Parent certifying that the conditions set forth in Sections 9.1, 9.2 and 9.4 have been duly satisfied;

(b) written resignations in forms satisfactory to the Company, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Parent who are not to continue as officers or directors of Parent pursuant to Section 2.3(a)(iii) hereof; and

(c) a legal opinion by the Parent’s Cayman counsel in form reasonably satisfactory to the Company.

9.4 No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect that is continuing.

9.5 Nasdaq Listing Application. The Parent shall have received NASDAQ’s approval on the listing application filed by the Parent in connection with the Contemplated Transactions.

Section 10. Termination.

10.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Parent Stockholder Matters by Parent’s stockholders, unless otherwise specified below):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Acquisition shall not have been consummated by September 30, 2024 (subject to possible extension as provided in this Section 10.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b)shall not be available to the Company or Parent if such Party’s action or failure to act has been a principal cause of the failure of the Acquisition to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement, provided further, however, that, in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is sixty (60) days prior to the End Date, then either the Company or Parent shall be entitled to extend the End Date for an additional sixty (60) days;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a final and non-appealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d) by either Parent or the Company if (i) the Parent Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the Parent Stockholder Matters and (ii) the Parent Stockholder Matters shall not have been approved at the Parent Stockholder Meeting (or at any adjournment or postponement thereof) by the Required Parent Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to Parent where the failure to obtain the Required Parent Stockholder Vote shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

(e) by the Company (at any time prior to the approval of the Parent Stockholder Matters by the Required Parent Stockholder Vote) if a Parent Triggering Event shall have occurred;

(f) [Reserved]

(g) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or if any representation or warranty of Parent shall have become inaccurate, in either case, such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided further, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 10.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from the Company to Parent of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(g) and (ii) Parent (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from the Company to Parent of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(g) (it being understood that the Company shall not be permitted to terminate this Agreement pursuant to this Section 10.1(g) as a result of such particular breach or inaccuracy if such breach by Parent is cured prior to such termination becoming effective);

(h) by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Parent is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company then Parent shall not be permitted to terminate this Agreement pursuant to this Section 10.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(h) and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(h) (it being understood that Parent shall not be permitted to terminate this Agreement pursuant to this Section 10.1(h) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective); or

The Party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

10.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 10.2, Section 10.3 and Section 11 (other than Section 11.8) and the related definitions of the defined terms in such sections shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement and the provisions of Section 10.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

10.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 10.3 and Section 6.9 all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Acquisition is consummated.

(b) If (i) this Agreement is terminated by Parent pursuant to Section 10.1(d)  or by the Company pursuant to Section 10.1(e), (ii) at any time after the date of this Agreement and prior to the Parent Stockholder Meeting, an Acquisition Proposal with respect to Parent shall have been publicly announced, disclosed or otherwise communicated to the Parent Board (and shall not have been withdrawn) and (iii) in the event this Agreement is terminated pursuant to Section 10.1(e), within twelve (12) months after the date of such termination, Parent enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Parent shall pay to the Company, within ten (10) Business Days after termination (or, if applicable, upon such entry into a definitive agreement or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $200,000 (the “Company Termination Fee”).

(c) [Reserved]

(d) If (i) this Agreement is terminated by Parent pursuant to Section 10.1(d) or Section 10.1(g), (ii) at any time after the date of this Agreement and before obtaining the Required Company Stockholder Vote, an Acquisition Proposal with respect to the Company shall have been announced, disclosed or otherwise communicated to the Company Board (and shall not have been withdrawn) and (iii) in the event this Agreement is terminated pursuant to Section 10.1(d), within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then the Company shall pay to Parent, within ten (10) Business Days after termination (or, if applicable, upon such entry into a definitive agreement or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $200,000.

(e) If either Party fails to pay when due any amount payable by it under this Section 10.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 10.3 and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three percent.

(f) The Parties agree that, subject to Section 10.2, the payment of the fees and expenses set forth in this Section 10.3 shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 10.3, it being understood that in no event shall either Parent or the Company be required to pay the individual fees or damages payable pursuant to this Section 10.3on more than one occasion. Subject to Section 10.2, following the payment of the fees and expenses set forth in this Section 10.3 by a Party, (i) such Party shall have no further liability to the other Party in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the other Party giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (ii) no other Party or their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against such Party or seek to obtain any recovery, judgment or damages of any kind against such Party (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Party) in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (iii) all other Parties and their respective Affiliates shall be precluded from any other remedy against such Party and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (x) the agreements contained in this Section 10.3 are an integral part of the Contemplated Transactions, (y) without these agreements, the Parties would not enter into this Agreement and (z) any amount payable pursuant to this Section 10.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable; provided, however, that nothing in this Section 10.3(f) shall limit the rights of the Parties under Section 11.10.

Section 11. Miscellaneous Provisions.

11.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 11 shall survive the Effective Time.

11.2 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after obtaining the Required Parent Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company and Parent.

11.3 Waiver.

(a) Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.4 Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile. This Agreement and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, further, that only Exhibit D (including Exhibit A to such Exhibit) is incorporated by reference and made a part hereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

11.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Hong Kong in accordance with the Hong Kong International Arbitration Center (“HKIAC”) Administered Arbitration Rules (the “HKIAC Rules”) in force when the notice of arbitration is submitted in accordance with the HKIAC Rules. The HKIAC Rules are deemed to be incorporated by reference to this clause. The tribunal shall be comprised of three arbitrators. the Purchaser, on one hand, and the Sellers, on the other hand, shall each nominate one arbitrator and the third, who shall serve as president of the tribunal, shall be nominated by the party-nominated arbitrators. The arbitration shall be conducted in English. Each Party irrevocably and unconditionally consents to such arbitration as the sole and exclusive method of resolving any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination.

11.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

11.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. (New York City time), otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Parent:

Jinlong Yang

27F, Yantian Modern Industry Service Center

No. 3018 Shayan Road, Yantian District

Shenzhen, Guangdong, China 518081

and

if to the Company:

Robert Hoey

67 Nassau Dr, Great Neck,

New York, USA 11021

11.8 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

11.10 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate this Agreement) or were otherwise breached.

11.11 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 6.7) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

PARENT:

MINGZHU LOGISTICS HOLDINGS, LTD

By:	/s/ Jinlong Yang
Name:	Jinlong Yang
Title:	Chief Executive Officer

Signature Page to Acquisition Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

COMPANY:

OXYLUS GLOBAL INC.

By:	/s/ Robert Hoey
Name:	Robert Hoey
Title:	President

Signature Page to Acquisition Agreement